EXHIBIT 10.4

Mark Chernis

Via email

Dear Mark,

I am pleased and excited to extend to you an offer for the position of Chief Operating Officer at 2U, Inc. (“2U” or the “Company”), starting on a date to be mutually agreed upon, but in no case later than June 1, 2018 (your “Start Date” and with any agreed announcement of your appointment to occur only after the end of GSV.  In this position, you will report directly to Christopher “Chip” Paucek, Co-founder and CEO.  Your regular annual salary will be $425,000, paid semi-monthly in accordance with 2U’s standard payroll practices (as may be modified from time to time), and subject to all deductions and withholdings required by law.

For each calendar year during your employment, you will be eligible to receive a bonus of up to 75% of your earned base salary, as in effect at the beginning of the applicable calendar year (the “Annual Bonus”).  The exact percentage of the Annual Bonus will be determined in accordance with the 2U Matrix Bonus Plan, as may be modified from time to time (the “Bonus Plan”).  Please note that the Annual Bonus is not guaranteed and will be paid according to the terms of the Bonus Plan for the applicable calendar year.  You will first be eligible for the Annual Bonus beginning with the 2018 calendar year (which bonus payment will not be prorated for 2018 and, to the extent earned, will be made in the first quarter of 2019). In addition, you will be eligible for other executive benefits including First Class Air Travel and access to Driven Business Car Service.

In addition, subject to the annual approval of the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”), you will also be granted the following annual stock option award (the “Annual Stock Option Award”) and restricted stock unit award (the “Annual RSU Award”, and together with the Annual Stock Option Award, the “Annual Equity Awards”):

i.                  Annual Stock Option Award. A stock option award with a value equal to $1,450,000, based on the Black-Scholes value (as determined in the Company’s discretion) of an option to purchase a share of the Company’s common stock on or around the Grant Date (as defined below).  As will be set forth in more detail in a stock option award agreement (the “Option Award Agreement”), the Annual Stock Option Award (i) will have an exercise price per share equal to the closing price of a share of the Company’s common stock on the Grant Date, and (ii) will vest over four years, with 25% of the shares subject to the Annual Stock Option Award vesting on the one-year anniversary of the Vesting Commencement Date (as defined below), and the remaining 75% of the shares subject to the Annual Stock Option Award vesting in equal installments each month thereafter for the next 36 months.

ii.               Annual RSU Award.  The exact number of restricted stock units issued to you in the Annual RSU Award will equal $1,450,000 divided by the closing price of a share of the Company’s common stock on the Grant Date.  As will be set forth in more detail in a restricted stock unit award agreement (the “RSU Award Agreement”, and together with the Option Award Agreement, the “Equity Award Agreements”), the Annual RSU Award will vest over four years, with 25% of the Annual RSU Award vesting on the one-year anniversary of the Vesting Commencement Date, and the remaining 75% of the Annual RSU Award vesting on each of the second, third and fourth anniversaries of that date.

In addition to the Annual Equity Awards, subject to approval of the Compensation Committee, you will be granted the following one-time stock option award (the “One-Time Stock Option Award”) and restricted stock unit award (the “One-Time RSU Award”, and together with the One-Time Stock Option Award, the “One-Time Equity Awards”):

i.                  One-Time Stock Option Award: A stock option award equal to $225,000 based on the Black-Scholes value (as determined in the Company’s discretion) of an option to purchase a share of the Company’s common stock on or around the Grant Date. As will be set forth in more detail in the Option Award Agreement, the One-Time Stock Option Award (i) will have an exercise price per share equal to the closing price of a share of the Company’s common stock on the Grant Date, and (ii) will vest over four years, with 25% of the shares subject to the One-Time Stock Option Award vesting on the one-year anniversary of the Vesting Commencement Date, and the remaining 75% of the shares subject to the One-Time Stock Option Award vesting in equal installments each month thereafter for the next 36 months.

ii.               One-Time RSU Award: A number of restricted stock units equal to $225,000 divided by the closing price of a share of the Company’s common stock on the Grant Date. As will be set forth in more detail in the RSU Award Agreement, the One-Time RSU Award will vest over four years, with 25% of the One-Time RSU Award vesting on the one-year anniversary of the Vesting Commencement Date, and the remaining 75% of the One-Time RSU Award vesting on each of the second, third and fourth anniversaries of that date.

With respect to your 2018 Annual Equity Awards and One-Time Equity Awards, “Grant Date” means your Start Date and “Vesting Commencement Date” means April 1, 2018. With respect to any subsequent equity awards, “Grant Date” and “Vesting Commencement Date” mean the applicable date set by the Compensation Committee.

Each of the Annual Equity Awards and the One-Time Equity Awards shall be made pursuant and subject to the Company’s 2014 Equity Incentive Plan and the Equity Award Agreements, as applicable, all of which you will be required to electronically accept as a condition of receiving the applicable equity award.

Your position is located in 2U’s office in Brooklyn, New York with travel to Maryland, is a full time salaried position, and is classified as exempt for wage and hour purposes.

As a full time employee of 2U, you will be eligible for benefits beginning on the first day of the month following your Start Date.  Additionally, you will be automatically enrolled in our employee 401(k) plan after six months of employment.  Additional information regarding benefit plans will be provided to you after beginning employment. You are also entitled to unlimited days of PTO per calendar year.

Please understand that this letter does not constitute a contract of employment for any specific period of time, but will create an “employment at will” relationship. This means that you or 2U may terminate your employment relationship with or without cause and with or without notice at any time.  Only the Chief Executive Officer of 2U has the authority to make any agreement or representation contrary to 2U’s policy of employment at will. Any such agreement or representation must be in writing and must be signed by you and the Chief Executive Officer. You acknowledge that no promises or agreements contrary to our at will relationship have been made to you during any of your pre-employment discussions with 2U.  In addition, this letter, along with the Confidential Information, Invention Assignment, Work For Hire and No Solicit/No Hire Agreement, contain our complete agreement regarding the terms and conditions of your employment.

Lastly, please note that this offer is contingent upon:

a)             Verification of your right to work in the United States, as demonstrated by your completion of the I-9 form upon hire and your submission of acceptable documentation (as noted on the I-9 form) verifying your identity and work authorization within three days of your Start Date. For your convenience, a copy of the I-9 Form’s List of Acceptable Documents is enclosed for your review, and on your first day of employment, please bring with you the needed documentation to complete the I-9 form;

b)             Satisfactory completion of a background investigation;

c)              Your execution of our standard Confidential Information, Invention Assignment, Work For Hire and No Solicit/No Hire Agreement; and

d)             Your contemporaneous resignation from the Audit Committee of the Board of Directors of the Company and your resignation from the Board of Directors, effective on or prior to your commencement of employment.

Mark, I am very pleased to extend this offer to you and look forward to working with you.  You can indicate your formal acceptance of this offer by signing this letter and returning it to me.  Please call me at 310-892-4350 if you have any questions.  Welcome to our team!

Sincerely,

/s/ Christopher Paucek
Christopher “Chip” Paucek

I accept this offer of employment with 2U and agree to the terms and conditions set forth in this letter.

Date: 5/20/2018	/s/ Mark Chernis
Mark Chernis